First Foundation Inc. (NYSE: FFWM) October 26, 2023

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS THIRD QUARTER 2023 RESULTS

●	Net income of $2.2 million for the quarter or earnings per share of $0.04 for the quarter (basic and diluted).
●	Total revenues of $63.8 million for the quarter, including net interest income of $52.1 million.
●	Nonperforming assets to total assets of 0.10%.

3Q23 Key Financial Data	Highlights

Profitability Metrics	3Q23	2Q23	3Q22
Return on average assets (%)	0.07	(6.38)	0.98
Adjusted return on average assets (%)(a)	0.08	0.11	0.99
Return on average common equity (%)	1.0	(78.8)	10.4
Return on average tangible common equity (%)(a)	1.2	1.6	13.2
Net interest margin (%)	1.66	1.51	3.10
Efficiency ratio (%)(a)	99.7	92.5	60.0

Income Statement (b)	3Q23	2Q23	3Q22
Net interest income	$ 52,073	$ 48,984	$ 87,672
Noninterest income	$ 11,698	$ 12,079	$ 12,184
Net income (loss) attributable to common shareholders	$ 2,180	($ 212,288)	$ 29,006
Adjusted net income attributable to common shareholders(a)	$ 2,643	$ 3,713	$ 29,322
Earnings (loss) per share	$ 0.04	($ 3.76)	$ 0.51
Adjusted earnings per share (basic and diluted) (a)	$ 0.05	$ 0.07	$ 0.52

Balance Sheet (b)	3Q23	2Q23	3Q22
Total loans	$ 10,283,353	$ 10,585,201	$ 10,355,420
Total deposits	$ 10,812,194	$ 10,806,986	$ 9,549,856
Net charge-off ratio	0.01%	0.02%	0.01%
Tangible book value per share(a)	$ 16.19	$ 16.12	$ 15.96
Total risk-based capital ratio	11.98%	11.76%	11.31%

(a) Non-GAAP measure. See "Non-GAAP Financial Measures" below
(b) Dollars in thousands, except per share data and ratios

●
Loan to deposit ratio decreased to 95.1% as of September 30, 2023 from 97.9% as of June 30, 2023.
●
Insured and collateralized deposits represent approximately 87.4% of total deposits.
●
Maintained strong liquidity position ($4.3 billion):
-
$819 million in cash & cash equivalents on balance sheet as of September 30, 2023.
-
Available credit facilities of $2.0 billion with the Federal Home Loan Bank and $881 million with the Federal Reserve discount window as of September 30, 2023.
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$145 million available in uncommitted credit lines as of September 30, 2023.
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Market value of unpledged securities of $405 million as of September 30, 2023.
-
Liquidity to uninsured and uncollateralized deposits ratio of 3.1x

●
Increased tangible book value per share (non-GAAP measure) to $16.19.
●
Net interest margin of 1.66% for the quarter compared to 1.51% for the prior quarter.
●
All risk-based capital ratios increased from Q2 2023, with Total Risk-Based Capital increasing from 11.76% to 11.98%
●
Maintained excellent asset quality with nonperforming assets to total assets of 0.10%, down from 0.12% in the prior quarter and 0.14% a year ago.

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $2.2 million, or $0.04 per share (basic and diluted) for the quarter.  Total revenues were $63.8 million for the quarter.  Additionally, we announced today that our Board of Directors has approved the payment of a quarterly cash dividend of $0.01 per common share payable on November 16, 2023, to common shareholders of record as of November 6, 2023.

Scott F. Kavanaugh President & CEO

“Our unwavering commitment to strategic execution and strong fundamentals has positioned First Foundation Inc.’s resilience  amidst the challenges of a volatile market.  Our dedication to financial discipline is evident in the continued improvement of our loan-to-deposit ratio to 95.1% and our stable asset quality,” said Scott F. Kavanaugh, President and CEO of First Foundation Inc.  “Despite volatile market conditions, our performance remains robust, which we attribute in great part to our prudent risk management practices and disciplined cost control.  As we move forward, we remain steadfast in our commitment to our core values, placing our clients at the forefront of all our endeavors.  We will continue to invest in top-notch talent, cutting-edge technology, and strategic initiatives that will drive sustainable growth and deliver exceptional value to our stakeholders.  When combined with our financial discipline, I am confident this is the surest path to our long-term success.”

Jamie Britton CFO

“Being appointed as First Foundation Inc.’s Chief Financial Officer is an incredible honor, and I am excited to contribute to our company’s continued success,” said Jamie Britton, Chief Financial Officer of First Foundation Inc.  “I have been humbled by the welcome from our team and the generous amount of time they have offered me, all the while continuing to navigate the quarter’s challenges.  Despite an ever-changing economic landscape, we used the quarter to strengthen our balance sheet positioning, grow revenue, and advance strategic initiatives we believe are improving our client experience.  With a strong platform and such a dedicated team, I am confident First Foundation Inc. will capitalize on the untapped opportunities that lie ahead.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

l

3Q23 Highlights
Financial Results:
●
Total revenues were $63.8 million in the quarter, an increase of 4% from the prior quarter and decrease of 36% from the third quarter of 2022.  The increase from the prior quarter was primarily due to an increase in net interest income, offset partially by a decrease in noninterest income.  The increase in net interest income was caused primarily by a decrease in interest expense paid on borrowings which resulted from the paydown of borrowings during the quarter.  Average borrowings for the quarter totaled $587 million at an average rate of 4.16%, compared to $1.7 billion at an average rate of 5.14% in the prior quarter.
●
The allowance for credit losses on loans decreased $2.3 million to $29.2 million in the quarter, compared to $31.5 million in the prior quarter.  The decrease was attributable primarily to a decrease in loans held for investment resulting from slower loan growth.  The ratio of allowance for credit losses to total loans held for investment was 0.28% for the quarter, comparable to the prior quarter’s ratio of 0.30%.
●
Nonperforming assets (“NPAs”) to total assets were 0.10%, a decrease from the 0.12% from the prior quarter.
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Cash and cash equivalents totaled $819 million, representing 6.3% of our total assets.
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$2.9 billion in combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve discount window.  Additional $145 million available in uncommitted credit lines.
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Loan to deposit (“LTD”) ratio of 95.1% as of September 30, 2023, down from 97.9% as of June 30, 2023.
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Total tangible shareholders’ equity of $913.9 million, tangible book value of $16.19 per share and tangible common equity to tangible assets of 7.0% (non-GAAP measures).
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Only $94.0 million (tax-effected) in combined unrealized/unrecognized losses on our $1.6 billion combined investment securities portfolio (available-for-sale and held-to-maturity portfolios).
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Deposits totaling $10.8 billion, unchanged from the prior quarter. Insured and collateralized deposits accounted for approximately 87.4% of total deposits at September 30, 2023, compared to approximately 88% of total deposits at June 30, 2023.
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Net interest margin (“NIM”) was 1.66% for the quarter, up from 1.51% in the prior quarter.

Other Activity:
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Noninterest income as a percentage of total revenue was 18% for the quarter and year-to-date.
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Noninterest expense totaled $64.2 million in the quarter compared to $57.5 million (excluding goodwill impairment) in the prior quarter.  The increase was attributable primarily to a seasonal increase in customer service costs, which was partially offset by a decrease in compensation and benefits expense.
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Cost of deposits was 3.03%, up from 2.85% in the prior quarter.
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Purchased $625 million in investment securities available for sale during the quarter, consisting of $400 million in U.S. treasury securities and $225 million in GNMA mortgage-backed securities.
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Assets totaled $13.1 billion at September 30, 2023 compared to $12.8 billion at June 30, 2023.
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Assets under management (“AUM”) at FFA ended the quarter at $5.0 billion, while trust assets under advisement (“AUA”) at FFB were $1.2 billion.

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made the list of 2023 top 100 registered advisory firms by Barron’s.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2023’s top financial advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked seventeenth on the national list and marks the second consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

Details

Loans

Loan balances decreased to $10.3 billion as of September 30, 2023 compared to $10.6 billion as of June 30, 2023, and remained relatively unchanged compared to September 30, 2022.  Loan fundings totaled $245 million, offset by loan payments and payoffs of $546 million in the quarter.  Commercial and industrial (“C&I”) loans accounted for 90% of total fundings for the quarter, consisting primarily of commercial revolving lines of credit and term loans.  C&I loan originations accounted for 90% of total fundings for the nine months ended September 30, 2023.

Loan portfolio average yield increased to 4.73% in the third quarter of 2023 compared to 4.69% in the prior quarter and 4.07% in the third quarter of 2022.  Average yields on new loan fundings were 8.35% in the third quarter of 2023 compared to 7.90% in the prior quarter and 4.63% in the third quarter of 2022.

Investment Securities

Investment securities were $1.6 billion as of September 30, 2023, compared to $1.0 billion as of June 30, 2023, and $1.1 billion as of September 30, 2022.  During the quarter, $625 million in investment securities available for sale were purchased, consisting of $400 million in U.S. treasury securities and $225 million in GNMA mortgage-backed securities.

The allowance for credit losses for investments was $8.5 million for the third quarter of 2023, relatively unchanged from the prior quarter and compared to $11.5 million for the third quarter of 2022.  Unrealized losses (tax-effected) on the available-for-sale portfolio were $18.8 million as of September 30, 2023, compared to $20.8 million as of June 30, 2023.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio were $75.2 million as of September 30, 2023, compared to $64.1 million as of June 30, 2023.  Combined unrealized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios were $94.0 million, or 5.76% of the combined portfolios as of September 30, 2023, compared to $84.9 million or 8.29% of the combined portfolios as of June 30, 2023.

Investment securities portfolio average yield increased to 3.24% in the third quarter of 2023 compared to 2.52% in the prior quarter and 2.34% in the third quarter of 2022.

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

Deposits and Borrowings

Deposits were $10.8 billion as of September 30, 2023, compared to $10.8 billion and $9.5 billion as of June 30, 2023, and September 30, 2022, respectively.  Noninterest-bearing demand deposits accounted for 22% of total deposits as of September 30, 2023, compared to 25% and 37% as of June 30, 2023 and September 30, 2022, respectively.  Certificates of deposit accounted for 28% of total deposits as of September 30, 2023, compared to  26% and 9% as of June 30, 2023 and September 30, 2022, respectively.  Core deposits accounted for 75.4% of total deposits as of September 30, 2023, compared to 79.6% and 97.1% as of June 30, 2023 and September 30, 2022, respectively.  Brokered deposits accounted for 24.6% of total deposits as of September 30, 2023, compared to 20.4% and 2.99% as of June 30, 2023 and September 30, 2022, respectively.

Cost of deposits increased to 3.03% for the third quarter of 2023 compared to 2.85% for the prior quarter and 0.64% for the third quarter of 2022.

Insured and collateralized deposits accounted for approximately 87.4% of total deposits as of September 30, 2023, compared to approximately 88% of total deposits as of June 30, 2023.

Our loan to deposit ratio measured 95.1% as of September 30, 2023, compared to 97.9% and 108.4% as of June 30, 2023 and September 30, 2022, respectively.

Borrowings were $984 million as of September 30, 2023, compared to $802 million and $1.3 billion as of June 30, 2023, and September 30, 2022, respectively.  Average borrowings outstanding for the quarter ended September 30, 2023, were $587 million compared to $1.7 billion for the prior quarter.  The decrease in average borrowings from the prior quarter was due to the continued paydown of additional borrowings which were used to increase on-balance sheet liquidity following the banking industry events occurring in the later part of the first quarter and into the second quarter of 2023.  As deposit levels stabilized and began to return to previous levels, some of these additional borrowings were paid down.

Private Wealth Management and Trust Assets

AUM was $5.0 billion as of September 30, 2023, compared to $5.3 billion and $4.6 billion as of June 30, 2023 and September 30, 2022, respectively.  The net change in AUM balance of $0.3 billion from the prior quarter is comprised of the following:  $77 million of new accounts; $248 million of net withdrawals; and $125 million of performance losses.  AUA at FFB’s Trust Department was $1.2 billion as of September 30, 2023, unchanged compared to both June 30, 2023 and September 30, 2022.

Net Interest Income and Net Interest Margin

Net interest income was $52.1 million for the third quarter of 2023, compared to $49.0 million for the prior quarter and $87.7 million for the third quarter of 2022.  Interest income totaled $144.8 million for the third quarter of 2023 compared to $145.3 million for the prior quarter and $108.7 million for the third quarter of 2022.   The slight decrease in interest income compared to the prior quarter was due to a decrease in the average interest-earning asset balances only partially offset by a slight increase in the average yields earned on such balances.  Average interest-earning asset balances totaled $12.6 billion for the third quarter of 2023, compared to $12.9 billion for the prior quarter and $11.3 billion for the third quarter of 2022.  Yields on interest-earning assets averaged 4.56% for the third quarter of 2023, compared to 4.51% for the prior quarter and 3.84% for the third quarter of 2022.

Interest expense was $92.7 million for the third quarter of 2023, compared to $96.3 million for the prior quarter and $21.1 million for the third quarter of 2022.  The decrease in interest expense compared to the prior quarter was due to a decrease in  average interest-bearing liability balances only partially offset by an increase in the

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

average rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $9.2 billion for the third quarter of 2023, compared to $9.7 billion for the prior quarter and $6.8 billion for the third quarter of 2022.  Rates on interest-bearing liability balances averaged 4.01% for the third quarter of 2023, compared to 3.97% for the prior quarter and 1.23% for the third quarter of 2022.

The 0.05% increase in average yield earned on interest-earning assets was only partially offset by a 0.04% increase in average rate paid on interest-bearing liability balances, contributing to an improvement in net interest margin (“NIM”) for the quarter ended September 30, 2023.  NIM was 1.66% for the third quarter of 2023 compared to 1.51% for the prior quarter and 3.10% for the third quarter of 2022.

Noninterest Income

Noninterest income was $11.7 million in the third quarter of 2023, compared to $12.1 million in the prior quarter and $12.2 million in the third quarter of 2022.

Noninterest income during the third quarter of 2023 was comprised of $7.2 million in investment advisory fees from Wealth Management, $1.6 million in trust administrative and consulting fees, $1.8 million in loan and servicing fees, $0.5 million of deposit account fees and other income of $0.6 million.

Noninterest Expense

Noninterest expense was $64.2 million in the third quarter of 2023, compared to $57.5 million (excluding goodwill impairment) in the prior quarter and $60.3 million in the third quarter of 2022.

Compensation and benefits were $19.6 million in the third quarter of 2023, compared to $21.0 million in the prior quarter and $29.5 million in the third quarter of 2022.  Compensation and benefits expense decreased due to continued efforts to maximize efficiency and contain costs.  Average FTEs totaled 576 in the third quarter of 2023, compared to 615 in the prior quarter and 721 in the third quarter of 2022.

Customer service costs were $24.7 million in the third quarter of 2023, compared to $19.0 million in the prior quarter and $13.6 million in the third quarter of 2022.  The increase in customer service costs was due to an increase in depository account balances receiving earnings credit on such accounts as well as an increase in the rates paid on such accounts.

Our efficiency ratio (non-GAAP) for the third quarter of 2023 was 99.7%, compared to 92.5% for the prior quarter, and 60.0% for the third quarter of 2022.  The third quarter increase in the efficiency ratio is largely attributable to the aforementioned increase in customer service costs during the quarter. The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

The year-to-date effective income tax rate as of September 30, 2023 is (0.65%), compared to (0.94%) and 26.6% as of June 30, 2023, and September 30, 2022, respectively.  The total year-to-date tax expense as of September 30, 2023 is $1.3 million compared to $1.9 million and $35.7 million as of June 30, 2023, and September 30, 2022, respectively.  The decrease in the effective tax rate was predominately due to the goodwill impairment charge of $215.3 million recognized in the second quarter of 2023, which is not deductible for tax purposes.  Excluding the goodwill impairment, the year-to-date effective tax rate as of September 30, 2023 is 8.7%.

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

Asset Quality

Total nonperforming assets were $13.3 million as of September 30, 2023, compared to $15.8 million and $17.5 million as of June 30, 2023 and September 30, 2022, respectively.  Our ratio of nonperforming assets to total assets was 0.10% as of September 30 2023, compared to 0.12% and 0.14% as of June 30, 2023 and September 30, 2022, respectively. Total delinquent and nonaccrual loans were $38.2 million or 0.37% of total loans as of September 30, 2023, compared to $14.8 million or 0.14% of total loans as of June 30, 2023, and $17.1 million or 0.16% of total loans as of September 30, 2022.

Our allowance for credit losses for loans was $29.2 million, or 0.28% of total loans held for investment as of September 30, 2023, compared to $31.5 million, or 0.30% of total loans held for investment as of June 30, 2023, and $32.9 million, or 0.32% of total loans held for investment as of September 30, 2022.  Net charge-offs were $0.4 million or 0.01% of average loan balances for the quarter ended September 30, 2023, compared to net charge-offs of $0.5 million or 0.02% of average loan balances for the quarter ended June 30, 2023, and net charge-offs of $0.2 million or 0.01% of average loan balances for the quarter ended September 30, 2022.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 76.5% as of September 30, 2023, compared to 213.0% and 180.5% as of June 30, 2023, and September 30, 2022, respectively.

Capital

As of September 30 2023, First Foundation Inc. exceeded all Basel III minimum regulatory capital requirements necessary to be considered a well-capitalized depository institution, as summarized in the table below:

	As of			Well-Capitalized
	September 30,	June 30,	September 30,	Regulatory
(unaudited)	2023	2023	2022	Requirements
Tier 1 leverage ratio	7.25%	6.97%	7.95%	5.00%
Common Equity Tier 1 ratio	9.79%	9.60%	9.17%	6.50%
Tier 1 risk-based capital ratio	9.79%	9.60%	9.17%	8.00%
Total risk-based capital ratio	11.98%	11.76%	11.31%	10.00%
Tangible common equity to tangible assets ratio [2]	7.00%	7.09%	7.43%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our September 30, 2023 FDIC call report
(2)	Tangible common equity to tangible assets ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report

Shareholders' equity totaled $919 million as of September 30, 2023, compared to $916 million and $1.1 billion as of June 30, 2023, and September 30, 2022, respectively.  The change from the prior quarter consists primarily of net income of $2.2 million for the quarter and a net gain in accumulated other comprehensive income (“AOCI”) of $2.0 million for the quarter offset by dividends of $1.1 million paid during the quarter.  Our tangible book value per common share was $16.19 as of September 30, 2023, compared to $16.12 as of June 30, 2023.

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

Earnings Call Info

First Foundation Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on October 26, 2023, to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  For those wishing to participate in the question-and-answer session, the conference call can be accessed by telephone at the following dial-in numbers:  Toll-Free at (888) 330-3416 or Toll at (646) 960-0820 both using conference ID 9332924.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; risks associated with proxy

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

contests and other actions of activist stockholders, which may cause us to incur significant expense, cause disruption to our business and impact our stock price; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	September 30,	June 30,	September 30,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$818,501	$926,081	$317,818

Securities available-for-sale ("AFS")	830,191	209,298	238,982
Securities held-to-maturity ("HTM")	800,742	814,661	884,061
Allowance for credit losses - investments	(8,490)	(8,535)	(11,519)
Net securities	1,622,443	1,015,424	1,111,524

Loans held for investment	10,283,353	10,585,201	10,355,420
Allowance for credit losses - loans	(29,195)	(31,485)	(32,900)
Net loans	10,254,158	10,553,716	10,322,520

Accrued interest receivable	51,303	51,909	40,046
Investment in FHLB stock	24,610	19,485	31,203
Deferred taxes	32,790	23,187	24,210
Premises and equipment, net	39,203	36,584	36,607
Real estate owned ("REO")	6,210	6,210	6,210
Goodwill	-	-	215,252
Core deposit intangibles	5,337	5,730	7,038
Other assets	197,009	202,227	216,435
Total Assets	$13,051,564	$12,840,554	$12,328,863

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$10,812,194	$10,806,986	$9,549,856
Borrowings	984,289	802,175	1,323,136
Subordinated debt	173,382	173,366	173,320
Accounts payable and other liabilities	162,492	142,493	160,586
Total Liabilities	12,132,357	11,925,020	11,206,898

Shareholders’ Equity:
Common Stock	56	56	56
Additional paid-in-capital	720,356	719,779	719,955
Retained earnings	216,591	215,540	415,507
Accumulated other comprehensive loss	(17,796)	(19,841)	(13,553)
Total Shareholders’ Equity	919,207	915,534	1,121,965
Total Liabilities and Shareholders’ Equity	$13,051,564	$12,840,554	$12,328,863

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and	September 30,	June 30,	September 30,	September 30,
per share amounts)	2023	2023	2022	2023	2022
Interest income:
Loans	$124,363	$123,471	$100,978	$368,477	$255,037
Securities	10,600	6,772	6,752	24,263	19,733
Cash, FHLB Stock, and Fed Funds	9,802	15,085	1,016	34,353	3,091
Total interest income	144,765	145,328	108,746	427,093	277,861

Interest expense:
Deposits	84,814	72,932	15,595	219,886	25,293
Borrowings	6,158	21,707	3,686	42,280	3,881
Subordinated debt	1,720	1,705	1,793	5,115	4,716
Total interest expense	92,692	96,344	21,074	267,281	33,890

Net interest income	52,073	48,984	87,672	159,812	243,971

Provision (reversal) for credit losses	(2,015)	887	(22)	(711)	(641)

Net interest income after provision for credit losses	54,088	48,097	87,694	160,523	244,612

Noninterest income:
Asset management, consulting and other fees	8,812	9,016	8,975	26,624	29,065
Other income	2,886	3,063	3,209	8,851	11,946
Total noninterest income	11,698	12,079	12,184	35,475	41,011

Noninterest expense:
Compensation and benefits	19,632	21,026	29,531	65,944	86,986
Occupancy and depreciation	9,253	9,181	9,594	27,331	26,975
Professional services and marketing costs	3,748	3,642	3,039	11,685	9,486
Customer service costs	24,683	19,004	13,560	60,402	19,959
Goodwill impairment	-	215,252	-	215,252	-
Other expenses	6,890	4,659	4,618	15,696	13,359
Total noninterest expense	64,206	272,764	60,342	396,310	156,765

Income (loss) before income taxes	1,580	(212,588)	39,536	(200,312)	128,858
Income tax (benefit) expense	(600)	(300)	10,530	1,300	35,700
Net income (loss)	$2,180	$(212,288)	$29,006	$(201,612)	$93,158

Net income (loss) per share:
Basic	$0.04	$(3.76)	$0.51	$(3.57)	$1.65
Diluted	$0.04	$(3.76)	$0.51	$(3.57)	$1.65
Shares used in computation:
Basic	56,443,539	56,430,813	56,387,451	56,417,252	56,441,305
Diluted	56,449,720	56,430,813	56,447,901	56,417,252	56,510,883

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and per share amounts	September 30,	June 30,	September 30,	September 30,
and percentages)	2023	2023	2022	2023	2022
Selected Financial Data:
Return on average assets	0.07%	(6.38)%	0.98%	(2.04)%	1.13%
Return on average equity	1.0%	(78.8)%	10.4%	(25.7)%	11.4%
Return on average tangible equity (1)	1.2%	1.6%	13.2%	2.2%	14.4%
Efficiency ratio (2)	99.7%	92.5%	60.0%	91.9%	54.7%
Net interest margin	1.66%	1.51%	3.10%	1.67%	3.10%
Cost of deposits	3.03%	2.85%	0.64%	2.76%	0.36%
Loan to deposit ratio	95.1%	97.9%	108.4%	95.1%	108.4%
Noninterest income as a % of total revenues	17.8%	20.1%	12.2%	18.1%	14.4%
Loan originations	$244,586	$473,931	$1,606,074	$1,199,408	$4,997,877
Assets under management	$5,022,889	$5,318,963	$4,625,840	$5,022,889	$4,625,840
Tangible common equity to tangible assets ratio(1)	7.00%	7.09%	7.43%	7.00%	7.43%
Book value per share	$16.29	$16.22	$19.90	$16.29	$19.90
Tangible book value per share (1)	$16.19	$16.12	$15.96	$16.19	$15.96

Asset Quality:
Nonperforming assets
Nonaccrual loans	$7,098	$9,626	$11,240	$7,098	$11,240
Other real estate owned	6,210	6,210	6,210	6,210	6,210
Total nonperforming loans	$13,308	$15,836	$17,450	$13,308	$17,450

Loans 30 - 89 days past due	$28,890	$4,118	$5,846	$28,890	$5,846
Accruing loans 90 days or more past due	$2,171	$1,037	$1,138	$2,171	$1,138

Nonperforming assets to total assets	0.10%	0.12%	0.14%	0.10%	0.14%
Loans 30 - 89 days past due to total loans	0.28%	0.04%	0.05%	0.28%	0.05%
Allowance for credit losses to loans held for investment	0.28%	0.30%	0.32%	0.28%	0.32%
Allowance for credit losses to past due and nonaccrual loans	76.5%	213.0%	180.5%	76.5%	180.5%
Net charge-offs (recoveries) to average loans - annualized	0.01%	0.02%	0.01%	0.03%	—%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2023	2023	2022	2023	2022
Banking:
Interest income	$144,765	$145,328	$108,746	$427,093	$277,861
Interest expense	90,960	94,539	19,281	261,948	29,170
Net interest income	53,805	50,789	89,465	165,145	248,691
Provision (reversal) for credit losses	(2,015)	887	(22)	(711)	(641)
Noninterest income	4,557	5,067	5,730	14,425	19,118
Noninterest expense
Goodwill impairment	—	215,252	—	215,252	—
Operating	57,987	50,700	53,571	160,332	135,704
Income (loss) before income taxes	$2,390	$(210,983)	$41,646	$(195,303)	$132,746

Wealth Management:
Noninterest income	$7,522	$7,415	$6,865	$22,228	$23,190
Noninterest expense	5,262	5,617	6,380	16,944	19,213
Income before income taxes	$2,260	$1,798	$485	$5,284	$3,977

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,732	1,805	1,793	5,333	4,720
Net interest expense	(1,732)	(1,805)	(1,793)	(5,333)	(4,720)
Noninterest income	(381)	(403)	(411)	(1,178)	(1,297)
Noninterest expense	957	1,195	391	3,782	1,848
(Loss) income before income taxes	$(3,070)	$(3,403)	$(2,595)	$(10,293)	$(7,865)

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2023	2023	2023	2022	2022
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$5,240,385	$5,267,048	$5,332,815	$5,341,596	$5,088,695
Single Family	960,139	982,779	1,008,657	1,016,498	989,258
Subtotal	6,200,524	6,249,827	6,341,472	6,358,094	6,077,953
Commercial properties	1,043,930	1,070,518	1,155,624	1,203,292	1,236,577
Land and construction	141,216	159,091	166,166	158,565	144,787
Total real estate loans	7,385,670	7,479,436	7,663,262	7,719,951	7,459,317
Commercial and industrial loans	2,877,441	3,085,242	2,985,984	2,984,748	2,874,827
Consumer loans	3,545	3,591	3,862	4,481	5,155
Total loans	10,266,656	10,568,269	10,653,108	10,709,180	10,339,299
Premiums, discounts and deferred fees and expenses	16,697	16,932	16,695	17,013	16,121
Total	$10,283,353	$10,585,201	$10,669,803	$10,726,193	$10,355,420

Deposits:
Demand deposits:
Noninterest-bearing	$2,412,670	$2,660,249	$2,263,412	$2,736,691	$3,550,637
Interest-bearing	2,275,351	2,280,932	2,364,213	2,568,850	2,253,799
Money market and savings	3,150,696	3,096,365	2,997,666	3,178,230	2,911,909
Certificates of deposit	2,973,477	2,769,440	2,426,415	1,878,841	833,511
Total	$10,812,194	$10,806,986	$10,051,706	$10,362,612	$9,549,856

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$410	$8,142	$742,126	$24,910	$2,103,106
Single family	4,616	7,977	96,229	27,805	247,973
Subtotal	5,026	16,119	838,355	52,715	2,351,079
Commercial properties:
Non-owner occupied CRE	175	1,374	57,707	3,494	146,249
Owner-occupied CRE	2	3,615	28,644	4,212	76,852
Subtotal	177	4,989	86,351	7,706	223,101
Land and construction	19,044	22,520	21,538	59,787	80,290
Total real estate loans	24,247	43,628	946,244	120,208	2,654,470
Commercial and industrial loans	219,968	430,139	659,562	1,078,614	2,341,759
Consumer loans	371	164	268	586	1,648
Total	$244,586	$473,931	$1,606,074	$1,199,408	$4,997,877

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	3.60%	5.68%	4.34%	5.83%	3.78%
Single family	8.33%	7.15%	3.98%	6.75%	3.58%
Subtotal	7.94%	6.41%	4.29%	6.32%	3.76%
Commercial properties:
Non-owner occupied CRE	9.24%	6.44%	4.84%	6.85%	4.13%
Owner-occupied CRE	4.00%	7.97%	4.58%	7.94%	4.42%
Subtotal	9.18%	7.55%	4.75%	7.45%	4.23%
Land and construction	8.25%	7.43%	4.99%	7.35%	4.63%
Total real estate loans	8.20%	7.06%	4.35%	6.90%	3.83%
Commercial and industrial loans	8.36%	7.98%	5.02%	7.89%	4.06%
Consumer loans	8.28%	6.46%	5.45%	7.41%	4.40%
Total	8.35%	7.90%	4.63%	7.79%	3.93%

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Average Balances:
FHLB stock, fed funds, and deposits	$866,707	$1,294,773	$229,798	$1,038,722	$666,925
Securities AFS	501,625	242,005	258,654	331,449	466,903
Securities HTM	805,370	829,540	898,932	828,952	723,941
Loans	10,472,309	10,542,522	9,910,051	10,568,012	8,654,252
Total interest-earnings assets	12,646,011	12,908,840	11,297,435	12,767,135	10,512,021
Deposits: interest-bearing	8,412,525	7,865,238	5,955,016	8,065,041	5,778,183
Deposits: noninterest-bearing	2,676,340	2,415,369	3,742,460	2,588,053	3,514,047
Borrowings	587,205	1,692,730	659,860	1,163,249	328,293
Subordinated debt	173,372	173,356	173,311	173,356	160,862
Total interest-bearing liabilities	9,173,102	9,731,324	6,788,187	9,401,646	6,267,338

Average Yield / Rate:
FHLB stock, fed funds, and deposits	4.49%	4.67%	1.75%	4.42%	0.62%
Securities AFS	4.84%	4.08%	3.19%	4.36%	2.57%
Securities HTM	2.25%	2.07%	2.09%	2.16%	1.97%
Loans	4.73%	4.69%	4.07%	4.65%	3.93%
Total interest-earnings assets	4.56%	4.51%	3.84%	4.47%	3.53%
Deposits (interest-bearing only)	4.00%	3.72%	1.04%	3.65%	0.59%
Deposits (noninterest and interest-bearing)	3.03%	2.85%	0.64%	2.76%	0.36%
Borrowings	4.16%	5.14%	2.22%	4.86%	1.59%
Subordinated debt	3.94%	3.94%	4.10%	3.94%	3.90%
Total interest-bearing liabilities	4.01%	3.97%	1.23%	3.80%	0.72%

Net Interest Rate Spread	0.55%	0.54%	2.61%	0.67%	2.81%

Net Interest Margin	1.66%	1.51%	3.10%	1.67%	3.10%

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income attributable to common shareholders, adjusted diluted earnings per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods. Adjusted return on average assets represents adjusted net income attributable to common shareholders divided by average total assets.  Adjusted net income attributable to common shareholders includes various adjustments to net income, including an adjustment for non-cash goodwill impairment charges, and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss) to the non-GAAP measure of adjusted net income attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Average shareholders' equity	$917,222	$1,077,743	$1,113,948	$1,047,303	$1,091,776
Less: Average goodwill and intangible assets	5,534	167,376	222,519	135,098	222,515
Average tangible common equity	$911,688	$910,367	$891,429	$912,205	$869,261

Average assets	$12,938,776	$13,302,493	$11,821,923	$13,147,524	$11,035,499

Net income (loss)	$2,180	$(212,288)	$29,006	$(201,612)	$93,158
Add: Goodwill impairment	—	215,252	—	215,252	—
Other Adjustments:
Plus: Amortization of intangible assets expense	393	419	459	1,247	1,459
Less: FDIC assessment credit	—	—	—	(724)	—
Less: Stock compensation expense reversal	—	—	—	(1,118)	—
Plus: Severance costs	—	280	—	748	—
Plus: Professional service costs	250	342	—	1,374	—
Total Other Adjustments	643	1,041	459	1,527	1,459
Less: Tax impact of other adjustments above	(180)	(291)	(143)	(428)	(423)
Total after-tax other adjustments to net income	463	750	316	1,099	1,036
Adjusted net income attributable to common shareholders(5)	$2,643	$3,713	$29,322	$14,739	$94,194

Tax rate utilized for calculating tax effect on adjustments to net income	28.0%	28.0%	29.0%	28.0%	29.0%

Return on average common equity(1)	1.0%	(78.8)%	10.4%	(25.7)%	11.4%
Return on average tangible common equity(2) (5)	1.2%	1.6%	13.2%	2.2%	14.4%

Return on average assets (3)	0.07%	(6.38)%	0.98%	(2.04)%	1.13%
Adjusted return on average assets (4) (5)	0.08%	0.11%	0.99%	0.15%	1.14%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net income divided by average assets.
(4)	Annualized adjusted net income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Total noninterest expense	$64,206	$272,764	$60,342	$396,310	$156,765
Less: Goodwill impairment	-	(215,252)	-	(215,252)	-
Less: Amortization of intangible assets expense	(393)	(419)	(459)	(1,247)	(1,459)
Add: FDIC assessment credit	-	-	-	724	-
Add: Merger related costs	-	-	-	-	35
Less: Professional service costs	(250)	(342)	-	(1,374)	-
Add: Stock compensation expense reversal	-	-	-	1,118	-
Less: Severance costs	-	(280)	-	(748)	-
Adjusted Noninterest expense	$63,563	$56,471	$59,883	$179,531	$155,341

Net interest income	$52,073	$48,984	$87,672	$159,812	$243,971
Plus: Total noninterest income	11,698	12,079	12,184	35,475	41,011
Less: Net gain on sale-leaseback	-	-	-	-	(1,111)
Adjusted Revenue(1)	$63,771	$61,063	$99,856	$195,287	$283,871

Efficiency Ratio(1)	99.7%	92.5%	60.0%	91.9%	54.7%

(1) Non-GAAP measure

FIRST FOUNDATION INC. THIRD QUARTER 2023 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND ADJUSTED EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible asset ratio, tangible book value per share, and adjusted earnings per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible shareholder’s equity is calculated by taking shareholder’s equity and subtracting goodwill and intangible assets.  Tangible common equity to tangible asset ratio is calculated by taking tangible shareholders’ equity and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible shareholders’ equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings per share (basic and diluted) is calculated by dividing adjusted net income attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net income (loss) to adjusted net income attributable to common shareholders is presented on page 17 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per share to the non-GAAP measure of tangible book value per share.  The table below also provides a reconciliation of the GAAP measure of net (loss) income per share (basic and diluted) to the non-GAAP measure of adjusted earnings per share (basic and diluted):

	September 30,	June 30,	September 30,
(in thousands, except per share amounts)	2023	2023	2022
Shareholders' equity	$919,207	$915,534	$1,121,965
Less: Goodwill and intangible assets	5,337	5,730	222,290
Tangible Shareholders' Equity(1)	$913,870	$909,804	$899,675

Total assets	$13,051,564	$12,840,554	$12,328,863
Less: Goodwill and intangible assets	5,337	5,730	222,290
Tangible assets(1)	$13,046,227	$12,834,824	$12,106,573

Equity to Asset Ratio	7.04%	7.13%	9.10%
Tangible Common Equity to Tangible Assets Ratio(1)	7.00%	7.09%	7.43%

Book value per share	$16.29	$16.22	$19.90
Tangible book value per share(1)	16.19	16.12	15.96
Basic common shares outstanding	56,443,774	56,443,070	56,387,671

Adjusted net income attributable to common shareholders(1)	$2,643	$3,713	$29,322

Average basic common shares outstanding	56,443,539	56,430,813	56,387,451
Average diluted common shares outstanding	56,449,720	56,430,813	56,447,901
Net income (loss) per share (basic)	$ 0.04	($ 3.76)	$ 0.51
Net income (loss) per share (diluted)	$ 0.04	($ 3.76)	$ 0.51
Adjusted earnings per share (basic)(1)	$ 0.05	$ 0.07	$ 0.52
Adjusted earnings per share (diluted)(1)	$ 0.05	$ 0.07	$ 0.52

(1) Non-GAAP financial measure